Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
MJ HARVEST, INC.

The undersigned person of legal age and holding a position as a duly authorized officer of the Corporation, hereby adopts the following RESTATED ARTICLES OF INCORPORATION for the purpose of continuing a corporation under the Nevada Private Corporation Acts (Chapter 78 of the Nevada Revised Statues).

ARTICLE 1. NAME.

The name of the corporation is MJ HARVEST, INC.

ARTICLE 2. PURPOSES.

This corporation is organized for the following purposes:

(a)       To develop, manufacture, assemble, and market general products and services, as the Board of Directors of the Corporation shall, from time to time determine.

(b)       When deemed appropriate by the Board of Directors of the Company, to engage in any business, trade or activity which may lawfully be conducted by a corporation organized under the Nevada Private Corporations Act.

(c)       To engage in all such activities as are incidental or conducive to the attainment of the purposes of this corporation or any of them and to exercise any and all powers authorized or permitted to be done by a corporation under any laws that may be now or hereafter applicable or available to this corporation.

This Article 2 shall be broadly construed as the purposes and powers of the corporation, and the matters expressed in each clause shall not be limited or restricted by reference to or inference from the terms of any other clauses. Nothing contained in these clauses shall be deemed in any way to limit or exclude any power, right or privilege given to this corporation by law or otherwise.

ARTICLE 3. SHARES.

This corporation shall have authority to issue two classes of stock, designated as Common Stock and Preferred Stock.

The total number of shares of Common Stock that the corporation will have authority to issue is Fifty Million (50,000,000). Each share of Common Stock shall have a par value of $0.0001 per share. All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

MJ Harvest, Inc. - Amended and Restated Articles of Incorporation	Page 1

The total number of shares of Preferred Stock that the corporation will have authority to issue is Five Million (5,000,000). Each share of Preferred Stock will have a stated value of $0.0001 per share. The authorized but unissued shares of Preferred Stock may be divided into, and issued in, designated series, from time to time, by one or more resolutions adopted by the Board of Directors. The Directors, in their sole discretion, shall have the power to determine the relative powers, preferences, and rights of each series of preferred stock.

ARTICLE 4. PRE-EMPTIVE RIGHTS.

Shareholders of this corporation shall have no pre-emptive rights to acquire additional shares or treasury shares issued by the corporation, or any securities convertible into, or carrying or evidencing any right or option to purchase any such shares.

ARTICLE 5. DIRECTOR LIABILITY.

A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except as provided in NRS 78.138(3) and (7). If the Nevada Private Corporations Act (the “Act”) is amended to authorize corporate action further eliminating or limiting the personal liability directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of the forgoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE 6. INDEMNIFICATION

The corporation shall indemnify its directors against all liability, damage, or expense resulting from the fact that such person is or was a director, to the maximum extent and in all circumstances permitted by law; except that the corporation shall not indemnify a director against liability, damage, or expense resulting from the director’s gross negligence.

ARTICLE 7. VOTING.

The holders of any of the corporation’s capital stock shall possess voting power for the election of directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Articles of Incorporation in the exercise of their voting power. Cumulative voting for the election of directors is hereby expressly prohibited. The holders of Common Stock shall be entitled to one vote for each share held. All of the Common Stock authorized shall have equal voting rights without restriction.

MJ Harvest, Inc. - Amended and Restated Articles of Incorporation	Page 2

ARTICLE 8. AMENDMENTS TO ARTICLES OF INCORPORATION.

This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by statute. All rights of the shareholders of this corporation are subject to this reservation.

ARTICLE 9. ACTION BY MAJORITY CONSENT OF SHAREHOLDERS.

Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting or a vote if the action is taken by the shareholders of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at which a meeting of all of the shares entitled to vote on the action were present and voted. NRS 78.320(2).

Where action is authorized by written consent, no meeting of the shareholders need be called and no notice of the action need be given. NRS 78.320(3).

ARTICLE 10. SHAREHOLDER APPROVAL.

The affirmative vote of a majority of all of the votes entitled to be cast on the matter shall be sufficient, valid, and effective, after due consideration and reconsideration of such action by the Board of Directors, as required by law, to approve and authorize the following acts of the corporation:

a.        An amendment to these Articles of Incorporation;

b.       The merger of this corporation into another corporation or the merger of one or more corporations into this corporation;

c.       The acquisition by another corporation of all of the outstanding shares of one or more classes or series of this corporation; or

d.       The sale, lease, exchange, or other disposition by this corporation of all, or substantially all, of its property other than in the usual course of business.

ARTICLE 11. REGULATION OF INTERNAL AFFAIRS.

The provisions for the regulation of the internal affairs of the corporation shall be set forth in the Bylaws.

ARTICLE 12. BYLAWS.

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws for this corporation, subject to the power of the shareholders to amend or repeal such Bylaws.

MJ Harvest, Inc. - Amended and Restated Articles of Incorporation	Page 3

ARTICLE 13. BOARD OF DIRECTORS.

The number of directors constituting the Board of Directors of this corporation may be increased or decreased from time to time in the manner specified in the Bylaws of this corporation: provided, however, that the number shall not be less than three (3) directors or more than seven (9). In the case of a vacancy in the Board of Directors because of a director’s resignation. removal, or other departure from the board, or because of an increase in the number of directors, the remaining directors, by majority vote, may elect a successor to hold office until the election and qualification of a successor at the annual shareholders meeting or a special meeting called for that purpose.

ARTICLE 14. REGISTERED OFFICE AND AGENT.

The name and address of the Registered Office and Registered Agent of this corporation is:

The Corporation Trust
Company of Nevada
701 S. Carson Street
Carson City, NV 89701

IN WITNESS WHEREOF. the undersigned. being the duly authorized Officer of this corporation. executed these Amended and Restated Articles of Incorporation and certified to the truth of the facts herein stated this 20th day of August, 2018

Patrick Bilton, CEO

MJ Harvest, Inc. - Amended and Restated Articles of Incorporation	Page 4

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

MJ HARVEST, INC.

Nevada Business Identification # NV20021396740

Expiration Date: August 31, 2019

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on September 27, 2018

Barbara K. Cegavske

Barbara K. Cegavske
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law cannot be waived.